Exhibit 10.1

CONFORMED COPY

From:	Central European Distribution Corporation (“CEDC”)
ul. Bobrowiecka 6
02-728 Warszawa
Poland

To:	Lion/Rally Cayman 7 (“Cayman 7”)
c/o Stuarts Corporate Services Ltd.
PO Box 2510
Grand Cayman KY1-1104
Cayman Islands

Lion/Rally Cayman 6 (“Cayman 6”)
c/o Stuarts Corporate Services Ltd.
PO Box 2510
Grand Cayman KY1-1104
Cayman Islands

29 July 2009

Dear Sirs

1	We refer to the following:

1.1	the option agreement relating to shares in Cayman 6 dated 7 May 2009 made between Lion/Rally Cayman 4, Lion/Rally Cayman 5, Cayman 7 and CEDC (the “Option Agreement”);

1.2	the governance and shareholders agreement dated 7 May 2009 made between Lion/Rally Cayman 8, Cayman 7, Lion/Rally Cayman 4, Lion/Rally Cayman 5, Cayman 6 and CEDC (the “GSA”);

1.3	the proposed acquisition by Cayman 6 of all the shares and CPECs in the capital of Lion/Rally Lux 1 held by each of: (i) Euro Energy Overseas Ltd., (ii) Altek Consulting Inc., (iii) Genora Consulting Inc. and (iv) Lidstel Ltd on the terms of the agreement set out at Schedule 1 (the “Minority Purchase”); and

1.4	the proposed issue, in connection with the Minority Purchase, of 30,000,000 A ordinary shares by Cayman 6 to Cayman 7 for the consideration of US$30,000,000 (the “Cayman 6 Subscription”).

2	Each party acknowledges receipt of good consideration from one another and hereby agrees as set out in this letter agreement.

3	Subject to the conditions set out below (the “Conditions”), CEDC irrevocably agrees and commits to subscribe, in cash, for additional limited partnership interests in Cayman 7 for a value of US$30,000,000 (the “Cayman 7 Subscription”), no later than Closing as set out in the Sale and Purchase Agreement (as defined below) and not before the satisfactions of the condition set out in paragraph 4.2.

4	The Conditions shall be:

4.1	due execution and delivery of the sale and purchase agreement in relation to the Minority Purchase (the “Sale and Purchase Agreement”) by all parties to it; and

4.2	the parties to this letter executing or procuring the relevant party executes all documentation attached at Schedule 2 or as may otherwise be reasonably required to ensure that CEDC shall have obtained additional limited partnership interests in Cayman 7 for a value of US$30,000,000.

5	Cayman 7 agrees to comply with its obligations set out in Clause 14.3 of the Option Agreement within 30 days of completion of the Minority Purchase.

6	Cayman 7 irrevocably agrees and commits to apply the monies received under the Cayman 7 Subscription towards the monies payable by it under the Cayman 6 Subscription.

7	The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this letter or its subject matter or formation (including non-contractual claims). No Party shall be entitled to commence proceedings in any court in any jurisdiction other than England.

8	This letter and all matters (including, without limitation, any contractual or non-contractual obligation) arising from or connected with it are governed by, and will be construed in accordance with, English law.

Please confirm your agreement with the terms of this letter by signing and returning to us the enclosed duplicate copy.

/s/ BILL CAREY
for and on behalf of
Central European Distribution Corporation

Agreed and accepted:

/s/ HAYLEY TANGUY	/s/ HAYLEY TANGUY
for and on behalf of	for and on behalf of
Lion/Rally Cayman 6	Lion/Rally Cayman 7
acting by its general partner
Lion/Rally Cayman 8

SCHEDULE 1

SALE AND PURCHASE AGREEMENT

DATED 29 JULY 2009

LION/RALLY CAYMAN 6

EURO ENERGY OVERSEAS LTD.

ALTEK CONSULTING INC.

GENORA CONSULTING INC.

LIDSTEL LTD.

PASALBA LTD

and

LION/RALLY LUX 1

SALE AND PURCHASE AGREEMENT

25.	Settlement – No admission of liability	18

26.	Choice of Governing Law and Arbitration	18

SCHEDULE 1 SALES SECURITIES AND CONSIDERATION PAYABLE		21

SCHEDULE 2 DEFINITIONS		22

SCHEDULE 3 CLOSING DELIVERABLES		25

SCHEDULE 4 WARRANTIES		26

THIS SHARE SALE AND PURCHASE AGREEMENT (the “Agreement”) is entered into on 29 July 2009 among:

(1)	LION/RALLY CAYMAN 6, a company incorporated in the Cayman Islands whose registered office is at c/o Stuarts Corporate Services Ltd., PO Box 2510 Grand Cayman KY1-1104, Cayman Island (the “Buyer”);

(2)	EURO ENERGY OVERSEAS LTD., company number 409772, a company incorporated in the British Virgin Islands whose registered office is at Pasea Estate, Road Town, Tortola, British Virgin Islands (“Euro Energy”);

(3)	ALTEK CONSULTING INC., company number 1452663, a company incorporated in the British Virgin Islands whose registered office is at Drake Chambers, Road Town, Tortola, British Virgin Islands (“Altek”);

(4)	GENORA CONSULTING INC., company number 034381, a company incorporated in the Seychelles whose registered office is at Office 14, First Floor, Trinity House, Victoria, Mahe, Seychelles (“Genora”);

(5)	LIDSTEL LTD., company number 1004931, a company incorporated in the British Virgin Islands whose registered office is at Commonwealth Trust Limited, Drake Chambers, Tortola, British Virgin Islands (“Lidstel”),

the parties (2) to (5) (the “Sellers”);

(6)

PASALBA LIMITED, a company incorporated under the laws of Cyprus, having its registered office at Theklas Lysioti 35 Eagle Star House, 5th Floor, P.C. 3030 Limassol, Republic of Cyprus, registered with the Cyprus Registrar of Companies under registration number HE 202291 (“Pasalba”); and

(7)	LION/RALLY LUX 1 (the “Company”), a Société Anonyme incorporated in Luxembourg, registered with the Luxembourg Trade and Companies Register under number B139.056, having its registered office at 13-15 Avenue de la Liberté, L-1931 Luxembourg.

WHEREAS 300,000 Redeemable Shares, 29,535,954 CPECs and 164,046 YFCPECs in the Company (the “Sale Securities”) are held by the Sellers.

WHEREAS the Sellers wish to sell and the Buyer wishes to buy the Sale Securities on the terms hereof.

WHEREBY IT IS AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless otherwise specified:

1.1.1	capitalised terms shall have the meanings set out in Schedule 2;

1.1.2	references to clauses, sub-clauses, paragraphs, sub-paragraphs, and Schedules are references respectively to clauses, sub-clauses, paragraphs and sub-paragraphs of, and to schedules to, this Agreement;

1.1.3	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of a party under this Agreement;

1.1.4	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

1.1.5	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include a reference to the Schedules;

1.1.6	references to this Agreement or any other document, or to any specified provision of this Agreement or any other document, are to this Agreement or that document or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

1.1.7	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established, together with its successors and assigns;

1.1.8	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality), together with its successors and assigns;

1.1.9	words importing the singular include the plural and vice versa, words importing a gender include every gender;

1.1.10	reference to “include” “includes” and “including” will be deemed to be followed by “, without limitation,” unless the context requires otherwise;

1.1.11	references to a “party” or “parties” means a party or the parties to this Agreement;

1.1.12	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.1.13	references to “US dollars,” “dollars” or to “US$” shall be construed as references to the lawful currency for the time being of the United States of America; and

1.1.14	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

2.	Sale and Purchase

2.1	Subject to the terms of this Agreement, on the Closing Date each Seller shall sell and the Buyer shall purchase the Sale Securities in the amounts set out in columns B, C and D on the same row as the name of the relevant Seller in Schedule 1, free from any Encumbrances except for the Pledges.

2.2	Title to, beneficial ownership of, and any risk attaching to, the Sale Securities shall pass to the Buyer on the Closing Date (the “Transfer”), subject to but immediately upon payment of the Consideration in accordance with clause 3.

3.	Consideration

3.1	The consideration for the purchase of the Sale Securities shall be an aggregate amount equal to thirty million US dollars net of withholding tax and transfer taxes, stamp, ad valorem and other similar taxes (the “Consideration”) of which each Seller shall receive the amount equal to the figure set out in column E and on the same row as its name in Schedule 1. For the avoidance of doubt, the amount of the Consideration is final and not subject to any adjustment. Neither the Buyer nor any of the Sellers shall take any step after the execution of this Agreement to question and/or dispute the amount of the Consideration (whether in order to reduce or to increase it) in any manner whatsoever.

3.2	The payment of Consideration shall be effected by electronic transfer for same day value to the Lidstel Account. Lidstel is authorised to receive the Consideration on behalf of the Sellers and payment to Lidstel shall be a good and sufficient discharge of the Buyer’s obligation to pay the Consideration and the Buyer will not be further concerned as to the application of the moneys so paid. Lidstel shall allocate the funds between each Seller so that each Seller shall receive the amount equal to the figure set out in column E and on the same row as its name in Schedule 1.

4.	Closing

4.1	Closing shall take place seven Business Days after the date hereof, or on such date as is mutually agreed in writing between the Sellers and the Buyer (the “Closing Date”).

4.2	Closing shall take place at the offices of the Buyer’s Solicitors, at which the Sellers and the Buyer shall take the actions set out in Schedule 3 (including without limitation the payment of the Consideration) in the order listed therein.

4.3	At Closing, all of the actions and transactions contemplated by Schedule 3 shall and shall be deemed to occur simultaneously.

4.4	On Closing and subject to, but immediately upon the occurrence of the Transfer, the Buyer will automatically accede as additional pledgor to the Pledge Agreements and hereby agrees to be bound by the terms of such agreements with respect to the Redeemable Shares, the CPECs and the YFCPECs with effect as of the Transfer, and the Sellers will simultaneously be released from their obligations under the Pledge Agreements. For the avoidance of doubt, Pasalba Limited and, to the extent applicable, the other parties, expressly acknowledge and agree to the above. It is hereby confirmed that following the Transfer, the Pledge Agreements will constitute a continuing, first ranking security over the assets pledged thereunder.

4.5	On Closing, the Sellers shall confirm in writing to the Company the date of the Transfer and that all the Sale Securities have been transferred on such date, in order to enable the Company to update its registers of securities. Upon receipt of such confirmation, the Company shall register the Buyer as holder of the Sale Securities in the respective registers of securities held by the Company and the Company shall further record (i) the release of the Pledges that had been previously granted by the Sellers only in favour of Pasalba Limited and (ii) the pledge granted by the Buyer over the Sale Securities in favour of Pasalba Limited as set out in clause 4.4. above. Immediately upon the Sellers’ Solicitor providing written confirmation to the Buyer’s Solicitor that the Consideration has been deposited into the Lidstel Account, the Parties shall expressly grant power to any director of the Company (each an “Attorney”), acting individually and with full power of substitution, to amend and execute the above registers in order to record the transfer of the Sale Securities and to do all such acts and things as may be ancillary thereto and/or necessary and/or useful and/or desirable in the sole opinion of the Attorney in connection with or for the purpose of giving full effect to this Agreement.

5.	Sellers’ Warranties and Acknowledgments

5.1	Each of the Sellers warrants severally but not jointly to the Buyer in the terms set out in Part A of Schedule 4 as of the Closing Date. Save in relation to fraud, the Buyer’s right to make a claim for breach of any of the Warranties set out in section 1 of Part A of Schedule 4 shall be limited to such claims commenced within three calendar years of the date hereof.

5.2	The Warranties are separate and independent and shall not be limited by reference to or inference from any other Warranty, or any other term of this Agreement or any document referred to in it.

6.	Buyer’s Warranties and Acknowledgements

6.1	The Buyer warrants to the Sellers in the terms set out in Part B of Schedule 4 as of the Closing Date.

6.2	The Warranties are separate and independent and shall not be limited by reference to or inference from any other Warranty, or any other term of this Agreement or any document referred to in it.

7.	Effect of Closing

Any provision of this Agreement which is capable of being performed after (but which has not been performed at or before) Closing, and all Warranties and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Closing.

8.	Rights of First Refusal

The Buyer waives its rights set out in clause 5.4 of the Shareholders’ Agreement to the extent necessary for the completion of the Transfer as contemplated by this Agreement. For the avoidance of doubt, the Buyer shall constitute the Lion Group for the purposes of the Shareholders’ Agreement. In accordance with article 40 of the Luxembourg law of August 10, 1915 concerning commercial companies, as amended and article 1690 of the Luxembourg civil code, the Transfer of the Sale Securities is approved by the Company, and any notification requirements with respect thereto are hereby waived.

9.	Remedies and Waivers

9.1	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided under this Agreement or any other documents referred to herein shall impair such right, power or remedy, or operate as a waiver thereof.

9.2	The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.	No representations

No party shall be liable (in equity or tort or in any other way) in respect of any misrepresentation made in connection herewith or in connection with any other document which is entered into by the parties or any of them in connection with this Agreement save to the extent that the same constitutes a Claim under the Warranties.

11.	Assignment

11.1	No party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (including the Warranties and any causes of action arising in connection with any of them), no party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement (including the Warranties and any causes of action arising in connection with any of them) and no party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement, in each case without the prior written consent of the other party.

11.2	Any assignment of this Agreement, or any right or obligation arising under it, shall be void.

12.	Termination

12.1	This Agreement:

12.1.1	may be terminated at any time by mutual written consent of the Sellers and the Buyer; and

12.1.2	shall terminate upon written notice by any party to be given to each other party if Closing shall not have occurred on or prior to the tenth Business Day after the date hereof or on such later date as is mutually agreed in writing between the Seller and the Buyer in accordance with clause 4.1.

12.2

If this Agreement terminates in accordance with clause 12.1, and without limiting any party’s right to claim damages (or such other remedies as may be available at law or in equity including specific performance) in respect of antecedent breaches (including failure to close), all obligations of the parties under this Agreement shall end (except for the provisions of clauses 15, 16, 17, 18 and 26), but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist, it being specified for the avoidance of doubt that the releases and waivers provided for in clause 25 shall be deemed null from the date hereof.

13.	Further Assurances

13.1	Each of the parties shall from time to time at its own cost, on being required to do so by the other parties, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Sale Securities to the Buyer and otherwise give full effect to this Agreement.

13.2	Without limitation to clause 13.1 but subject always to clause 17, each of the Sellers and the Buyer agrees that it shall, upon a reasonable request from any other party or from any Competent Authority, promptly co-operate with and provide all necessary information reasonably requested by any such Competent Authority in respect of its proper and lawful enquiries in connection with this Agreement and the arrangements relating thereto from any such Competent Authority.

14.	Variation

This Agreement may only be varied in writing signed by each of the parties.

15.	Notices

15.1	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

15.2	Any such notice or other communication shall be addressed as provided in clause 15.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

15.2.1	if sent by personal delivery, upon delivery at the address of the relevant party;

15.2.2	if sent by international courier, upon receipt of a confirmation of delivery; and

15.2.3	if sent by facsimile, upon receipt of a confirmation of transmission,

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day (or at the start of Working Hours on that day if the relevant notice or other communication would otherwise be deemed to have been given before Working Hours on a Business Day).

15.3	The relevant addressee and facsimile number of each party for the purposes of this Agreement, subject to clause 15.4, are:

Name of party:	For the attention of:	Facsimile No.:

Euro Energy	Dr Andres Baumgartner	+41 44 217 47 00

Altek	Elena Timoshenkova	+7 499 975 30 96

Genora	Elena Timoshenkova	+7 499 975 30 96

Lidstel	Melina Howard	+35 2 24 67 88 05

Buyer	Hayley Tanguy	+44 1481 749749

The Company	Richard Brekelmans	+35 2 26 89 0121

Pasalba Limited	Arjan Schaapman	+357 25 818 790

The addresses of the Sellers, the Buyer, the Company and Pasalba Limited are as set out at the commencement of this Agreement.

Any notice or other communication to the Seller shall be addressed as above, with a copy to:

Hogan & Hartson MNP

69 avenue Franklin Roosevelt

75008 Paris

France

Attn: Xenia Legendre

Fax number: +33 1 55 73 23 10

Any notice or other communication to the Buyer, the Company or Pasalba Limited shall be addressed as above, with a copy to each of:

Lion Capital LLP	Weil, Gotshal & Manges

21 Grosvenor Place	One South Place

London SW1X 7HF	London EC2M 2WG

United Kingdom	United Kingdom

For the attention of: Javier Ferrán/James Cocker	For the attention of: Michael Francies/Ian Hamilton

Fax number: +44 20 7201 2222	Fax number: +44 20 7903 0990

15.4	Either party may notify the other of a change to its name, relevant addressee, address or fax number for the purposes of clause 15.3 PROVIDED THAT such notification shall only be effective on:

15.4.1	the date specified in the notification as the date on which the change is to take place; or

15.4.2	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

16.	Announcements

16.1	Subject to clause 16.2, no announcement concerning the sale of the Sale Securities or any ancillary matter shall be made by any party (and each of the Sellers and the Buyer shall procure that no member of their respective Groups shall make any such announcement) without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed.

16.2	Either party may make an announcement, or permit or allow any other member of its Group to make an announcement, concerning the sale of the Sale Securities or any ancillary matter if and to the extent required by:

16.2.1	the law of any relevant jurisdiction;

16.2.2	any securities exchange or regulatory or governmental body to which such party or Group member is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other parties before making (or as the case may be permitting or allowing) such announcement.

16.3	The restrictions contained in this clause 16 shall continue to apply after the termination of this Agreement or Closing for a period of one year.

17.	Confidentiality

17.1	Subject to clause 17.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

17.1.1	the provisions of this Agreement;

17.1.2	the negotiations relating to this Agreement;

17.1.3	the subject matter of this Agreement; or

17.1.4	any other party.

17.2	Notwithstanding clause 17.1, any party may disclose Confidential Information if and to the extent that:

17.2.1	it is required by the law of any relevant jurisdiction;

17.2.2	it is required by any securities exchange or regulatory or governmental body to which it is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

17.2.3	it is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of that party;

17.2.4	the information has come into the public domain through no fault of that party or any of its Affiliates;

17.2.5	each other party has given its prior written approval to the disclosure; or

17.2.6	such disclosure is required to enable that party to enforce its rights under this Agreement,

PROVIDED THAT (unless contrary to law or the direction of any governmental authority) any such information disclosed pursuant to clauses 17.2.1 or 17.2.2 shall be disclosed only after notice to and consultation with the other party, to the extent that such notice and consultation is reasonably practicable in the circumstances.

17.3	All of the parties hereby agree that they shall not use Confidential Information for any purpose other than the performance of their obligations under this Agreement or in connection with the Business or in connection with the enforcement of their rights hereunder.

17.4	The restrictions contained in this clause 17 shall continue to apply after the termination of this Agreement or Closing for a period of one year.

18.	Costs and Expenses

Each party shall pay its own costs and expenses in relation to the preparation, negotiation and execution of this Agreement and the negotiations leading up to the same, and each party shall be responsible for the costs and expenses of its own advisors.

19.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any competent jurisdiction, such provision shall not affect or impair:

19.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

19.2	the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement.

20.	Third Party Rights

The parties to this Agreement do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement.

21.	Counterparts

This Agreement may be executed in counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute but one and the same instrument.

22.	Entire Agreement

This Agreement (and all other documents which are entered into by the parties or any of them in connection with this Agreement) contain the whole agreement between the parties relating to the subject matter of this Agreement and such other documents at the date hereof. Each party acknowledges that it has not been induced to enter this Agreement by, and in agreeing to enter into this Agreement it has not relied on, any representation or warranty except as expressly stated or referred to in this Agreement and/or any such other document and, so far as permitted by law (and except in the case of fraud) the parties hereby waive any remedy in respect of (and acknowledges that no other party nor any of its agents, directors, officers or employees have given) any such representations or warranties which are not expressly stated or referred to in this Agreement and/or any such other document.

23.	Currency

For the avoidance of doubt, all payments made pursuant to this Agreement shall be denominated in US dollars.

24.	Language

All portions of this Agreement are prepared in the English language only.

25.	Settlement – No admission of liability

25.1	The Buyer, the Sellers and the Company agree to settle the dispute(s) which have arisen and prevent any future contestation relating to or in connection with the resolutions of the board of directors of the Company dated 6 May 2009 and 7 May 2009, related share capital increase of the Company, issuing of new shares and convertible preferred equity certificates, and the previous and subsequent subscription offers.

25.2	As of the date of this Agreement, the Sellers agree and undertake to waive and relinquish (and discontinue, as the case may be), and not to initiate or otherwise commence, any and all actions, judicial proceedings, suits, demands, claims and rights, against the Company, and/or any of the current or former shareholder(s) of the Company, and/or any of the current or former directors, officers or agents of the Company, which may be either directly or indirectly arise out of or in connection with (i) the current or former conduct of the activities of the Company; or (ii) the decisions taken by the board of directors of the Company (including, without limitation, the aforementioned resolutions of the board of directors of the Company dated 6 May 2009 and 7 May 2009, the related share capital increase of the Company, the issuing of new shares and convertible preferred equity certificates, and the previous and subsequent subscription offers); or (iii) any action taken or document signed as a result of such decisions; or (iv) the omission to take action where appropriate.

25.3	This Agreement does not and shall not constitute an admission of liability by any of the parties.

26.	Choice of Governing Law and Arbitration

This Agreement shall be governed by and construed in accordance with the laws of Luxembourg without giving effect to applicable conflict of laws provisions. All disputes arising in connection with this Agreement shall be submitted to the Courts of the City of Luxembourg.

IN WITNESS WHEREOF the parties have entered in to this Agreement the day and year first before written.

SIGNED by	)
for and on behalf of	)	.
LION/RALLY CAYMAN 6)

SIGNED by	)
for and on behalf of	)
EURO ENERGY OVERSEAS LTD.	)

SIGNED by	)
for and on behalf of	)
ALTEK CONSULTING INC.	)

SIGNED by	)
for and on behalf of	)
GENORA CONSULTING INC.	)

SIGNED by	)
for and on behalf of	)
LIDSTEL LTD.	)

SIGNED by	)
for and on behalf of	)
PASALBA LTD.	)

SIGNED by	)
as Director A for and on behalf of	)
LION/RALLY LUX 1 S.A.	)

SIGNED by	)
as Director B for and on behalf of	)
LION/RALLY LUX 1 S.A.	)

SCHEDULE 1

SALES SECURITIES AND CONSIDERATION PAYABLE

A	B	C	D	E
Seller	Number of shares to be transferred to the Buyer	Number of CPECs to be transferred to the Buyer	Number of YFCPECs to be transferred to the Buyer	Amount of consideration to be received from the Buyer/USD
Euro Energy	200,000	19,690,636	109,364	20,000,000
Altek	20,000	1,969,064	10,936	2,000,000
Genora	20,000	1,969,063	10,937	2,000,000
Lidstel	60,000	5,907,191	32,809	6,000,000

SCHEDULE 2

DEFINITIONS

In this Agreement:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, through the ownership of voting securities, by contract, as trustee, executor or otherwise. In the case of the Seller, “Affiliate” includes the direct or indirect ultimate beneficial holders of shares of Seller and any person controlled by such holders;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London;

“Buyer’s Group” means the Buyer and its respective Affiliates and “member of the Buyer’s Group” means any and all of the Buyer and its respective Affiliates and, for the avoidance of doubt, from and after Closing shall include the Company;

“Buyer’s Solicitors” mean Weil Gotshal & Manges;

“CEDC” means Central European Distribution Corporation, a Delaware corporation whose registered office is at 2 Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, 19004, USA;

“Claim” means a claim for breach of any of the warranties;

“Closing” means the completion of the sale and purchase of the Sale Securities as set out in clause 4;

“Closing Date” has the meaning set out in clause 4.1;

“Competent Authority” means any court of law or tribunal, any government, governmental or quasi-governmental agency, department, authority or regulatory body, any Tax Authority and any local authority, in each case within the Russian Federation;

“Confidential Information” means the confidential information as described in clause 17;

“CPECs” means the convertible preferred equity certificates, initially issued by the Company on 8 July 2008;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement;

“Group” means the Buyer’s Group or the Sellers’ Group as the case may be;

“Law” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, licenses, permits, consents, decrees, notices, directives, policies, orders, by-laws and other legislative measures or decisions, treaties, conventions and other agreements between states, or between states and supranational bodies and rules of common or civil law, in each case, having the force of law and having effect in, any jurisdiction;

“Lidstel Account” means the account of Lidstel with Credit Agricole Luxembourg S.A., 39 Allee Scheffer L-2520 Luxembourg, with account number 1029020, with account holder LI1029020 and IBAN LU07 1230 0102 9020 0001;

“Lion Group” has the meaning set out in the Shareholders’ Agreement;

“Pledge Agreements” means, together, (i) the Luxembourg law share pledge agreement entered into on 9 July 2008 between the parties referred to therein (among which the Sellers) as pledgors, Pasalba Limited as pledgee and the Company and (ii) the Luxembourg law CPECs pledge agreement entered into on 9 July 2008 between the parties referred to therein (among which the Sellers) as pledgors, Pasalba Limited as pledgee and the Company;

“Pledges” means the pledges granted pursuant to the Pledge Agreements;

“Redeemable Shares” means the redeemable shares issued by the Company and having a par value of one US dollar each;

“Sellers’ Group” means the Sellers and their Affiliates, and a “member of the Sellers’ Group” means any and all of the Sellers and their Affiliates and, for the avoidance of doubt, from and after Closing shall exclude the Company;

“Sellers’ Solicitor” means Hogan & Hartson MNP;

“Shareholders’ Agreement” means the shareholders’ agreement concerning the Company entered into between (i) Lion/Rally Cayman 2, (ii) The Initial Seller Parties (as defined therein), (iii) the Company and (iv) Lion Capital (Guernsey) Limited, dated 9 July 2008;

“Tax” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto;

“Warranties” means the warranties set out in Schedule 4; and

“YFCPECs” means the yield free convertible preferred equity certificates of a par value of one US dollar each, initially issued by the Company on 8 July 2008.

SCHEDULE 3

CLOSING DELIVERABLES

At Closing, each Seller and the Buyer shall take the following actions simultaneously but notionally in the order listed below:

1.	The Buyer shall deliver to the Sellers a copy of a resolution (certified by a duly appointed officer as true and correct) of the appropriate management body of the Buyer authorising the execution of, and the performance by it of this Agreement and its obligations thereunder.

2.	Pasalba shall deliver to the Sellers a copy of a resolution (certified by a duly appointed officer as true and correct) of the appropriate management body of Pasalva authorising the execution of, and the performance by it of this Agreement and its obligations thereunder, including without limitation the transfer of the pledged Sale Securities and the release of the Sellers.

3.	The Company shall deliver to the Sellers a copy of a resolution (certified by a duly appointed officer as true and correct) of the appropriate management body of the Company authorising the execution of, and the performance by it of this Agreement and its obligations thereunder.

4.	Each Seller shall deliver to the Buyer an original or a copy of a resolution (certified by a duly appointed officer as true and correct) of the appropriate management body of that Seller and each relevant member of the Seller’s Group consenting to the transaction envisaged in this Agreement; and authorising the execution of and the performance by that Seller.

5.	The Buyer shall pay into the Lidstel Account the Consideration.

6.	The Sellers’ Solicitor shall provide to the Buyer’s Solicitor written confirmation of the deposit of the Consideration into the Lidstel Account.

SCHEDULE 4

WARRANTIES

PART A (SELLER’S WARRANTIES)

1.	Ownership of the Shares

1.1	The Seller legally and beneficially owns all of the Sale Securities free from any Encumbrances except the Pledges that are set out in columns B, C and D on the same row as its name in Schedule 1.

1.2	Other than the Pledges, there is no agreement or commitment to give or create Encumbrances on or over the Sale Securities as set out in columns B, C and D on the same row as the Seller’s name in Schedule 1 or any of them and no claim has been made by any person to be entitled to any.

2.	Capacity of the Seller

2.1	The Seller has the requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

2.2	The Seller has taken all necessary corporate action required by its constitutional or organisational documents to permit it to enter into and perform its obligations under this Agreement.

2.3	This Agreement constitutes, when executed, binding obligations of the Seller, as applicable, in accordance with their respective terms.

2.4	The execution and delivery by the Seller of this Agreement and the performance by it of its obligations under this Agreement will not (or with the giving of notice or lapse of time would not):

2.4.1	result in a breach of any provision of the constitutional or organisational documents of the Seller;

2.4.2	result in a breach of any order, judgment or decree of any court or governmental agency to which that Seller is a party or by which the Seller is bound or any contractual commitment to which the Seller is bound.

PART B (BUYER’S WARRANTIES)

3.	Capacity of the Buyer

3.1	The Buyer has the requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

3.2	The Buyer has taken all necessary corporate action required by its constitutional or organisational documents to permit it to enter into and perform its obligations under this Agreement.

3.3	This Agreement constitutes, when executed, constitute binding obligations of the Buyer, as applicable, in accordance with their respective terms.

3.4	The execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations under this Agreement will not (or with the giving of notice or lapse of time would not):

3.4.1	result in a breach of any provision of the constitutional or organisational documents of the Buyer;

3.4.2	result in a breach of any order, judgment or decree of any court or governmental agency to which the Buyer is a party or by which the Buyer is bound or any contractual commitment to which the Buyer’s Group is bound.

SCHEDULE 2

FUNDING DOCUMENTATION

LION/RALLY CAYMAN 6

(the “Company”)

WRITTEN RESOLUTIONS OF THE SHAREHOLDERS

OF THE COMPANY MADE ON             2009

The undersigned, being the sole shareholder of the Company entitled to attend and vote at general meetings of the Company do hereby RESOLVE AS A SPECIAL RESOLUTION THAT:

(i)	the authorised share capital of the Company be increased from US$492,500,100 to US$522,500,000 by the creation of 30,000,000 A Ordinary shares of par value US$1.00 each to rank pari passu with the existing A Ordinary shares of the Company; and

(ii)	immediately following the increase in the authorised share capital of the Company, the existing Memorandum and Articles of Association of the Company, be and are hereby replaced in their entirety with new Memorandum and Articles of Association reflecting the increase in authorised share capital, a copy of which is annexed hereto.

LION/RALLY CAYMAN 4

By
Authorised Signatory

LION/RALLY CAYMAN 5

By
Authorised Signatory

LION/RALLY CAYMAN 8 as general partner for LION/RALLY CAYMAN 7 L.P.

By
Authorised Signatory

Lion/RALLY CAYMAN 8 (the “Company”)

MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY

HELD AT                      AT     AM/PM ON                      2009

Present:	Robert Jones
Hayley Tanguy

In attendance:

By agreement, Hayley Tanguy acted as Chairman of the meeting.

OPENING OF MEETING

The Chairman declared the meeting open.

NOTICE AND QUORUM

The Chairman noted that all of the Directors had received due notice of the meeting and that the meeting was quorate and, accordingly, the meeting could proceed to business.

DIRECTORS’ INTERESTS

Hayley Tanguy and Robert Jones declared their interest in the business to be discussed in the meeting in that they are directors of Lion/Rally Cayman 6.

PARTNERSHIP

The Chairman noted that the Company acts as general partner of Lion/ Rally Cayman 7 L.P. (the “Partnership”). It was noted that the Partnership was established on 1 May 2008 as an exempted limited partnership formed under the Exempted Limited Partnership Law (as amended).

It was proposed that Central European Distribution Corporation make a further subscription of US$30,000,000 into the Partnership to acquire US$30,000,000 in limited partnership interests. A letter of application was tabled before the meeting (the “Letter”).

IT WAS RESOLVED THAT the subscription by Central European Distribution Corporation on the terms of the Letter and the form of the Letter be approved on behalf of the Company and that upon receipt of funds Central European Distribution Corporation be noted in the Register of Limited Partners of the Partnership as having contributed, as limited partner, a further US$30 million of capital to the Partnership.

SUBSCRIPTION FOR SHARES IN LION/RALLY CAYMAN 6

The Chairman noted that the Company as general partner of the Partnership was proposing to subscribe for and on behalf of the Partnership for 30,000,000 A ordinary shares of a par value of US$1.00 each in the capital of Lion/Rally Cayman 6 in consideration for a cash sum of US$30 million. A letter of application was tabled before the meeting (the “Subscription Letter”).

Upon motion duly made, seconded and carried unanimously, IT WAS RESOLVED that:

1.	in the opinion of the Directors, the subscription by the Company as general partner of the Partnership for and on behalf of the Partnership for 30,000,000 A ordinary shares of a par value of US$1.00 each in the capital of Lion/Rally Cayman 6 in consideration for a cash sum of US$30 million and entry into and performance by the Company as general partner of the Partnership of its obligations under the Subscription Letter would be in the Company’s and the Partnership’s commercial interests;

2.	the transactions contemplated by the Subscription Letter be approved;

3.	the Company enter into the Subscription Letter;

4.	the form of the Subscription Letter be approved on behalf of the Company subject to such amendments and additions thereto as the Directors, acting jointly or severally, in their absolute discretion and opinion deem appropriate, the signature of any one Director on the Subscription Letter being due evidence for all purposes of the approval of any such amendment or addition and the final terms thereof on behalf of the Company;

5.	the Company do give, make, sign, execute and deliver all such notes, deeds, agreements, letters, notices, certificates, acknowledgements, instructions, fee letters and other documents (whether of a like nature or not) (the “Ancillary Documents”) as may in the sole opinion and absolute discretion of the Directors be considered necessary or desirable for the purpose of compliance with any condition necessary or desirable for the purpose of compliance with any condition precedent or the coming into effect of or otherwise giving effect to, consummating or completing or procuring the performance and completion of all or any of the transactions contemplated by or referred to in the Subscription Letter (including exercising its votes as shareholder of Lion/Rally Cayman 6 to increase the share capital of Lion/Rally Cayman 6) and the Company do all such acts and things as might in the opinion and absolute discretion of the Directors be necessary or desirable for the purposes stated above;

6.	the Ancillary Documents be in such form as the Directors, jointly or severally, in their absolute discretion and opinion approve, the signature of any one Director on any of the Ancillary Documents being due evidence for all purposes of his approval of the terms thereof on behalf of the Company; and

7.	the Subscription Letter and Ancillary Documents, where required to be executed by the Company, be executed by the signature thereof of any one Director and where required to be sealed, by affixing thereto of the Seal of the Company, witnessed as required by the Articles of Association of the Company.

GENERAL AUTHORISATION

Upon motion duly made, seconded and carried unanimously, IT WAS RESOLVED that, in connection with the actions contemplated by the foregoing resolutions, each of the Directors and officers be, and such other persons as are authorised by any of them be, and each hereby is, authorised, in the name and on behalf of the Company, to do such further acts and things as any Director or officer or such duly authorised other person shall deem necessary or appropriate in connection with, or to carry out the actions contemplated by, the foregoing resolutions, including to do and perform (or cause to be done and performed), in the name and on behalf of the Company, all such acts and to make, execute, deliver, issue or file (or cause to be made, executed, delivered or filed) with any person including any governmental authority or agency, all such agreements, documents, instruments, certificates, consents and waivers, and all amendments to any such agreements, documents, instruments or certificates, and to pay, or cause to be paid, all such payments, as any of them may deem necessary or advisable to carry out the intent of the foregoing resolutions, the authority for the taking of any such action and the execution and delivery of such of the foregoing to be conclusively evidenced thereby.

RATIFICATION OF PRIOR ACTIONS

Upon motion duly made, seconded and carried unanimously, IT WAS RESOLVED that any and all actions of the Company, or of any Director or officer, taken in connection with the actions contemplated by the foregoing resolutions prior to the execution hereof be and hereby are ratified, confirmed, approved and adopted in all respects as fully as if such action(s) had been presented to for approval, and approved by, all the Directors prior to such action being taken.

CLOSE OF MEETING

There being no further business, the meeting then terminated.

Chairman

LION/RALLY CAYMAN 8

c/o Stuarts Corporate Services Ltd.

PO Box 2510

Grand Cayman KY1-1104

Cayman Islands

July 2009

Board of Directors

Lion/Rally Cayman 6 (the “Company”)

c/o Stuarts Corporate Services Ltd.

PO Box 2510

George Town

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

As general partner for Lion/Rally Cayman 7 L.P, we hereby apply to subscribe for 30,000,000 A ordinary shares of par value US$1.00 each in the Company to be issued fully paid for a consideration of US$30,000,000 with the consideration being satisfied in cash upon completion of such subscription and issue.

Yours faithfully

Lion/Rally Cayman 8

Central European Distribution Corporation

ul. Bobrowiecka 6

02-723 Warszawa

Poland

July 2009

Board of Directors

Lion/Rally Cayman 8

As general partner for Lion/Rally Cayman 7 L.P.

(the “Partnership”)

c/o Stuarts Corporate Services Ltd.

PO Box 2510

George Town

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

As limited partner and upon the terms and subject to the conditions of the Partnership Agreement relating to the Partnership, we hereby contribute to the capital of the Partnership an additional US$30,000,000 with such contribution being satisfied in cash.

Yours faithfully

Central European Distribution Corporation